UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2008

Industrial Enterprises of America, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32881	13-3963499

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
651 Holiday Drive, Suite 300, Pittsburgh, Pennsylvania 15220
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (412) 928-2056
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Section 8.01-— Other Events
Industrial Enterprises of America, Inc., a Nevada corporation (the “Company”) is filing this Current Report on Form 8-K to disclose that, on September 12, 2008, the Company filed with the Delaware Secretary of State a Certificate of Conversion that changed the Company’s wholly owned subsidiary, Pitt Penn Holdings, LLC from an Ohio limited liability company to a Delaware C corporation named Pitt Penn Holdings, Inc. (“PPH”). Over the next two weeks the Company will be working to transfer the ownership of all of the Company’s subsidiaries to PPH. In connection with the conversion of PPH, John A. Ward, III and Robert L. Renck, Jr. have been elected to the Board of Directors of PPH, with Mr. Ward serving as the non-executive Chairman of the Board of PPH. This new PPH Board of Directors will act in concert with the management of the Company and will be in charge of all of the operations of all of the Company’s subsidiaries. In his capacity as non-executive Chairman, Mr. Ward will be in charge of negotiations with all current and potential lending sources for PPH. In addition, Mr. Renck has been appointed as the President and Chief Executive Officer of PPH and Michael Dignazio has been appointed as Vice President — Finance of PPH. Mr. Renck will be in charge of and supervise all of the day to day operations and activities of PPH and its subsidiaries while Mr. Dignazio will handle all the financial aspects of these businesses.
Mr. Renck is the founder, Chairman, President and Chief Executive Officer of R.L. Renck & Co., Inc. The company is a broker/dealer and investment advisor. He also serves as managing partner of R.L. Renck & Co., L.P. (the indirect owner of the broker/dealer) and SCF Partners L.P. (which created a proprietary cash flow database in 1983). Mr. Renck is also the Managing Member of 9 Dot Solutions LLC and Renck Research LLC. In 1989, while still serving as Chief Executive Officer of R.L. Renck & Co., Inc., Mr. Renck also served as Chief Investment Officer and Chairman of the Stock Selection Committee at Acorn Asset Management (a Bloomfield Hills registered investment advisor). Prior to opening his own firm in 1983, Mr. Renck held positions at several Wall Street firms including Bache & Company (1968-1972), Laird Inc./G.H. Walker-Laird Inc. (1972-1974), Cyrus J. Lawrence (1974-1979) and Oppenheimer & Co., Inc. (1979-1982). Mr. Renck holds a Bachelor of Science and an M.B.A. degree in economics from St. John’s University and performed doctoral work in economics at New York University.
Mr. Ward was the Chairman and Chief Executive Officer of Innovative Card Technologies, Inc. from August 15, 2006 until September 21, 2007, and was the Chairman and interim Chief Executive Officer of Doral Financial Corporation from September 15, 2005 until August 15, 2006. Previously, Mr. Ward was the Chairman and Chief Executive Officer of American Express Bank from January 1996 until September 2000, and the President of Travelers Cheque Group from April 1997 until September 2000. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase Manhattan Bank was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995. Mr. Ward presently serves as a director of Primus Guaranty, Ltd. (NYSE:PRS). Mr. Ward presently serves as a director of CoActive Marketing Group, Inc. (NASDAQ:CMKG), a public company based in New York. Mr. Ward holds a Bachelor of Science from Boston College and an M.B.A. from the Wharton Graduate School.
Mr. Dignazio joined the Company in October 2007 and is currently the Treasurer and Controller of PPH. Mr. Dignazio is a senior financial executive with over 15 years of diversified industry experience. Prior to joining PPH, Mr. Dignazio had established a firm providing management consulting services to small and mid-size companies; most recently serving as the Vice President and Chief Financial Officer of a local manufacturer and distributor of a nationally branded line of solvents to the paint and coatings industry. He has also served as Chief Financial Officer then President to an e-commerce start-up and interim Chief Financial Officer of a regional non-profit organization. Before starting his firm, Mr. Dignazio held positions in internal audit at Mellon Bank, spent several years in public accounting as an auditor with a regional certified public accounting firm, and was a financial analyst at Fisher Scientific LLC. Mr. Dignazio majored in economics at the University of Pittsburgh where he received his degree in 1988. Mr. Dignazio continued his education in accounting through the University of Pittsburgh after graduation, becoming a Certified Public Accountant in 1996.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc. (Registrant)
September 17, 2008	By:	/s/ James W. Margulies
James W. Margulies
Chief Executive Officer